Exhibit 99.1

NEWS…	Contact:	Dirk Montgomery
February 14, 2006		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC.
REPORTS FOURTH QUARTER AND FULL YEAR RESULTS AND
AUTHORIZES ADDITIONAL SHARE REPURCHASE PROGRAM

Tampa, Florida, February 14 --- Outback Steakhouse, Inc. (NYSE: OSI) today reported that net income for the three months ended December 31, 2005 was $28,106,000, equal to $0.37 per share (diluted), compared with $37,599,000 or $0.49 per share (diluted) for the same period in 2004. Excluding hurricane and impairment charges, fourth quarter diluted earnings per share on an adjusted basis was $0.46 in 2005 and $0.50 in 2004. A reconciliation of reported and adjusted results is included in the following tables. Revenues for the quarter increased by 11.6% to $918,311,000 compared with $822,668,000 during the same quarter last year.

“During the fourth quarter Outback showed marginal top line improvement from the prior quarter and we were pleased with continued growth in sales and profit from our other concepts.  We also took additional steps to optimize our portfolio, including the agreement in principle to sell our interest in Paul Lee’s Chinese Kitchen,” stated Bill Allen, the Company’s Chief Executive Officer.

Year-to-Date Results and Other Information:

•
For the year ended December 31, 2005, net income was $149,601,000, equal to $1.95 per share (diluted) compared with $156,057,000 or $2.01 per share (diluted) for the same period in 2004. Excluding hurricane and impairment charges, diluted earnings per share for the year on an adjusted basis increased to $2.13 in 2005 from $2.07 in 2004. A reconciliation of reported and adjusted results is included in the following tables.

•
The Company also announced planned changes to its managing partner compensation program (more fully described in the Company’s September 2005 Form 10-Q and 2004 Form 10-K). Upon completion of each five-year term of employment, the managing partner and chef partner of each domestic restaurant have historically been issued stock options determined by a formula based on a multiple of the cash flows distributed from their interest. During the first quarter of 2006, all managing partners will be given an opportunity to elect participation in a new Partner Equity Program (“PEP” or the “Plan”). This new Plan will be effective for all new managing partner employment agreements signed after March 1, 2006 and will replace the issuance of stock options with a deferred compensation program.

•
On February 13, 2006, the Company's Board of Directors authorized the repurchase of an additional 1,500,000 shares. As a result of this authorization, the Company has the ability to repurchase up to 3,000,000 shares under authorized plans in addition to repurchasing shares on a regular basis to offset shares issued as a result of stock option exercises.

Fourth Quarter Comparable Store Sales

Comparable store sales and average unit volumes for the Company’s restaurant brands for the quarter ended December 31, 2005 compared to the same quarter in 2004 changed by approximately:

Quarter ended December 31, 2005	Company-owned	Franchised and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-0.7%	0.4%	-0.6%
Carrabba’s Italian Grills	5.2%	N/A	5.2%
Fleming’s Prime Steakhouse and Wine Bars	10.6%	N/A	10.6%
Roy’s	1.8%	N/A	1.8%
Bonefish Grills	5.5%	6.3%	5.5%
Domestic average unit volumes
Outback Steakhouses	-1.4%	1.2%	-1.0%
Carrabba’s Italian Grills	2.0%	N/A	2.0%
Fleming’s Prime Steakhouse and Wine Bars	2.9%	N/A	2.9%
Roy’s	7.2%	N/A	7.2%
Bonefish Grills	0.8%	6.3%	1.3%

The Company will conduct a conference call tomorrow, Wednesday, February 15 at 8:30 a.m. Eastern Standard Time, to discuss its financial results for the quarter ended December 31, 2005. The discussion will be carried live on the Internet and can be accessed via the Company’s website at http://investors.outback.com or at http://www.outback.com under the Company Info, Investor Relations links. Replay of the conference call via the Internet will be available shortly after the event at the same location.

Certain statements in this news release and that may be made during the earnings call related to this release are forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; increased labor and insurance costs; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of price increases); consumer perception of food safety; local, regional, national and international economic conditions; the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies. Forward-looking statements regarding stock-based compensation and the Partner Equity Program include estimates and assumptions, including but not limited to, the rate of conversion of managing partners to the Plan, restaurant operating performance and outstanding share calculations which may differ materially from actual results. Further information on potential factors that could affect the financial results of Outback Steakhouse, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

The Company’s restaurant system operates in 50 states and 21 countries internationally.

STATEMENTS OF INCOME
(in thousands, except for per share data)

	Three months ended		Years ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues
Restaurant sales	$912,233	$817,469	$3,579,818	$3,183,297
Other revenues	6,078	5,199	21,848	18,453
Total revenues	918,311	822,668	3,601,666	3,201,750
Costs and expenses
Cost of sales	332,816	305,130	1,307,899	1,193,262
Labor and other related (1)	235,193	204,951	926,485	811,922
Other restaurant operating	213,062	173,657	779,187	660,878
Depreciation and amortization	34,463	28,160	127,198	104,310
General and administrative (1)	49,515	49,011	197,135	174,047
Hurricane property losses	1,689	-	3,101	3,024
Provision for impaired assets and restaurant closings	17,144	-	26,995	2,394
Contribution for "Dine Out for Hurricane Relief"	-	1,607	1,000	1,607
Income from operations of unconsolidated affiliates	(814)	(658)	(1,479)	(1,725)
	883,068	761,858	3,367,521	2,949,719
Income from operations	35,243	60,810	234,145	252,031
Other income (expense), net	(972)	(645)	(2,070)	(2,104)
Interest income	611	402	2,087	1,349
Interest expense	(2,329)	(1,221)	(6,848)	(3,629)
Income before provision for income taxes and
elimination of minority partners' interest	32,553	59,346	227,314	247,647
Provision for income taxes	10,710	19,861	76,418	82,175
Income before elimination of minority partners' interest	21,843	39,485	150,896	165,472
Elimination of minority partners' interest	(6,263)	1,886	1,295	9,415
Net income	$28,106	$37,599	$149,601	$156,057

Basic earnings per share	$0.38	$0.51	$2.02	$2.11
Basic weighted average shares outstanding	73,839	73,806	73,952	74,117

Diluted earnings per share	$0.37	$0.49	$1.95	$2.01
Diluted weighted average shares outstanding	75,864	77,075	76,541	77,549
__________________
(1)	Includes distribution expense to employee partners and partner stock buyout expense, which were historically reported on separate lines in the Statements of Income.

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of December 31, 2005
Cash	$85
Working capital	(211)
Current portion of long-term debt	63
Long-term debt (1)	122
__________________
(1)	Includes $31 million of debt owed by a franchisee of the Company which is due December 31, 2008, and for which the Company provides a guarantee.

System-wide Sales

System-wide sales grew by 11.0% for the quarter and by 11.9% for the year ended December 31, 2005, compared with the respective periods in 2004. System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not. The two components of system-wide sales - sales of Outback Steakhouse, Inc. and sales of franchisees and unconsolidated development joint ventures - are provided in the following supplemental tables.
	Three months ended		Years ended
	December 31,		December 31,
OUTBACK STEAKHOUSE, INC. RESTAURANT SALES (in millions):	2005	2004	2005	2004
Outback Steakhouse restaurants
Domestic	$553	$543	$2,237	$2,198
International	63	51	248	174
Total	616	594	2,485	2,372
Carrabba's Italian Grills	152	125	580	483
Other restaurants	144	98	515	328

Total Company-owned restaurant sales	$912	$817	$3,580	$3,183

The following information presents sales for franchised and unconsolidated development joint venture restaurants. These are restaurants that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of Outback Steakhouse, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended		Years ended
	December 31,		December 31,
FRANCHISE AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2005	2004	2005	2004
Outback Steakhouse restaurants
Domestic	$89	$83	$362	$341
International	29	28	113	97
Total	118	111	475	438
Bonefish Grills	2	2	11	11

Total franchise and development joint venture sales (1)	$120	$113	$486	$449
Income from franchise and development joint ventures (2)	$6	$4	$20	$16
__________________
(1)	Franchise and development joint venture sales are not included in Company revenues as reported in the Consolidated Statements of Income.
(2)	Represents the franchise royalty and portion of total income included in the Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

RESTAURANTS IN OPERATION AS OF DECEMBER 31:	2005	2004
Outback Steakhouses
Company-owned - domestic	670	652
Company-owned - international	88	69
Franchised and development joint venture - domestic	105	104
Franchised and development joint venture - international	52	56
Total	915	881
Carrabba's Italian Grills
Company-owned	200	168
Bonefish Grills
Company-owned	86	59
Franchised	4	4
Total	90	63
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	39	31
Roy’s
Company-owned	20	18
Cheeseburger in Paradise
Company-owned	27	10
Paul Lee's Chinese Kitchens
Company-owned	4	2
Lee Roy Selmon’s
Company-owned	3	2

System-wide total	1,298	1,175

Reconciliation of Adjusted Results

The following table sets forth a reconciliation of the Company’s results reported in accordance with generally accepted accounting principles (“GAAP”) to the adjusted results, which include non-GAAP financial measures. Although management encourages readers to rely on the Company’s results reported in accordance with GAAP, management believes that adjusted results may be useful to investors’ understanding of the Company’s core operations and the comparability of financial information from period to period. The following table presents reported net income as adjusted for the following after-tax charges for the quarters and years ended December 31, 2005 and 2004 (in thousands):

	Three months ended		Years ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income, as reported	$28,106	$37,599	$149,601	$156,057
Hurricane property losses, net of taxes (1)	1,029	980	2,498	2,825
Provision for impaired assets and restaurant closings, net (2)	5,579	-	11,282	1,555
Adjusted net income	$34,714	$38,579	$163,381	$160,437

Adjusted diluted earnings per share	$0.46	$0.50	$2.13	$2.07
__________________
(1)   Includes property losses and donations for relief efforts in both years.
(2)
In 2005, this amount includes a net impairment charge of $4,537 for intangible and other asset impairments related to the sale of Paul Lee’s Chinese Kitchen, a net impairment charge of $4,617 against a deferred license fee receivable related to certain non-restaurant operations, a net provision of $993 for restaurant closings and a net provision of $1,135 for impaired restaurant assets. Of these charges, the net impairment charge of $4,537 for intangible and other asset impairments related to the sale of Paul Lee’s Chinese Kitchen, a net provision of $264 for restaurant closings and a net provision of $778 for impaired restaurant assets occurred in the fourth quarter. In 2004, this amount includes a net provision of $1,302 for restaurant closings and a net provision of $253 for impaired restaurant assets.

2006 OUTLOOK

The Company will focus on five primary priorities during 2006:

•	Continue to implement Outback brand growth plan
•	Improve overall returns via portfolio optimization
•	Complete senior management team selection and continue to improve on cross-concept synergies
•	Successfully open approximately 125 new restaurants
•	Improve marketing effectiveness and focus on customer intimacy

The Company anticipates 2006 diluted earnings per share will range from $1.65 to $1.75. After adjusting for certain stock-based compensation changes in 2006 and 2005 and hurricane and impairment charges in 2005, diluted earnings per share for 2006 is expected to increase 2% to 7% over 2005, from $1.85 in 2005 to $1.89 to $1.98 in 2006. This estimate is based upon current economic conditions, current and anticipated commodity markets, planned restaurant development schedules, the implementation of the Partner Equity Program (“PEP”) and the recognition of additional stock-based compensation expense upon adoption of a new accounting standard and assumes a constant number of shares outstanding.

The following table is provided to compare the adjusted results of operations for the year ended December 31, 2005 to the currently expected results for 2006 as presented in the guidance above, adjusted for certain effects of the new Partner Equity Program (“PEP”). This comparison primarily demonstrates the expected incremental effect of new stock-based compensation costs as the Company will adopt a new accounting standard January 1, 2006 that will require expensing of stock options and the implementation of the PEP in the first quarter of 2006. This adjusted information includes non-GAAP financial measures which the Company reconciles to the results reported in accordance with GAAP. Management believes that the adjusted presentation may be useful to investors to permit them to compare the Company’s expected results for 2006 to its adjusted results for 2005, using consistent assumptions regarding stock-based compensation and the implementation of the PEP for each period.

	Years ended December 31,
	2006		2005
Adjusted net income (in thousands):	Low	High	Adjusted
Net income (per guidance for 2006 / reported in 2005)	$126,355	$134,054	$149,601
Stock-based compensation, net of taxes (1)
PEP conversion costs (2)	18,270	17,661	-
Options / 123R (3)	-	-	(8,500)
Restricted stock (4)	-	-	(1,488)
Partner equity program (PEP) (5)	-	-	(11,571)
	18,270	17,661	(21,559)
Special items, net of taxes
Hurricane	-	-	2,498
Provision for impaired assets, net	-	-	11,282
	-	-	13,780

Adjusted net income	$144,625	$151,715	$141,822
% change vs. 2005	2%	7%

Adjusted diluted earnings per share	$1.89	$1.98	$1.85
% change vs. 2005	2%	7%

Diluted weighted shares outstanding	76,541	76,541	76,541
__________________
(1)	Stock-based expenses are primarily non-cash charges.
(2)
The PEP is a new program that is not mandatory for contracts existing prior to March 1, 2006, and the values above include assumptions of restaurant performance and a 90% conversion of existing managing partners to this new program. The “conversion costs” represent a portion of the costs of the PEP that would have been recorded in prior years if the Company had to expense all stock-based compensation and the new program had been in place at the inception of all existing manager partner contracts. The ongoing PEP expense is not adjusted out of guidance for 2006.

(3)
Effect on earnings had existing Company management and managing partner employment grants of stock options been expensed in 2005. Stock options were not required to be expensed under current accounting guidance in 2005 but will be expensed beginning in 2006 upon adoption of a new accounting standard. Guidance for 2006 includes estimated stock-based compensation expense for stock options, which could vary depending on the actual conversion rate of managing partners to the PEP.

(4)
Incremental expense for 2005 grants of restricted stock to the Company’s Chief Executive Officer, Chief Financial Officer and Senior Vice President of Real Estate and Development to reflect an annualized expense as if these grants were outstanding the entire year.

(5)	Estimation of PEP expenses had the Plan been in place in 2005. Estimated PEP expenses for 2006 are included in 2006 guidance.

Expected Restaurant Expansion

	2006
Outback Steakhouses - Domestic
Company-owned	18	to	20
Franchised	1	to	2
Outback Steakhouses - International
Company-owned	19	to	21
Franchised	3	to	5
Carrabba’s Italian Grills
Company-owned	26	to	28
Bonefish Grills
Company-owned	31	to	33
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	7	to	8
Cheeseburger in Paradise
Company-owned	15	to	17
Roy’s
Company-owned	2	to	3
Lee Roy Selmon’s
Company-owned	3	to	5

System-wide total	125	to	142

2006 Guidance

Anticipated increases in domestic average unit volumes, comparable store sales and pricing which will affect revenues in 2006 (as a percentage change compared to actual 2005 results) are as follows:

	Average Unit	Comparable
	Volumes	Store Sales (1)	Pricing (2)
Outback Steakhouses	0.5% - 1.0%	0.5% - 1.0%	~ 0.7%
Carrabba's Italian Grills	2.0% - 2.5%	3.5% - 4.0%	~ 1.5%
Fleming's Prime Steakhouse and Wine Bars	0.5% - 1.0%	4.0% - 4.5%	~ 0.8%
Bonefish Grills	0.5% - 1.0%	1.5% - 2.0%	~ 0.6%
__________________
(1)	Stores open 18 months or more.
(2)	Price increases are presented as an average increase which may occur over the year and could change periodically as competitive, economic and commodity conditions dictate.

Anticipated changes in certain expenses that will also affect net income in 2006 (presented as a percentage of sales increasing/ (decreasing) compared to actual 2005 results) are as follows:

Estimated 2006 Expense
Compared with 2005
Cost of goods sold (1)	(0.1)% - (0.2)%
Labor and other related (1) (2)	1.7% - 1.8%
Other restaurant operating (1)	0.1% - 0.2%
Depreciation and amortization	0.1% - 0.2%
General and administrative (2)	0.1% - 0.2%
Elimination of minority partner interest	0.2% - 0.3%
__________________
(1)	As a percentage of restaurant sales.
(2)	Includes stock-based compensation expense.

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